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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] CHECK BOX IF NO
    LONGER SUBJECT TO         FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES
    SECTION 16. FORM 4            EXCHANGE ACT OF 1934, SECTION 17(a) OF THE
    OR FORM 5 OBLIGATIONS         PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
    MAY CONTINUE. SEE              OR SECTION 30(f) OF THE INVESTMENT COMPANY
    INSTRUCTION 1(b).                           ACT OF 1940


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 1. NAME AND ADDRESS OF REPORTING PERSON*      2. ISSUER NAME AND TICKER OR TRADING SYMBOL   6. RELATIONSHIP OF REPORTING PERSON TO
MARK HUGHES FAMILY TRUST                       HERBALIFE INTERNATIONAL, INC.                      ISSUER (CHECK ALL APPLICABLE)
---------------------------------------------  ----------------------------------------------       DIRECTOR       X 10% OTHER
  (LAST)          (FIRST)          (MIDDLE)    3. IRS OR SOCIAL SECURITY  4. STATEMENT FOR      ----              ---
1800 CENTURY PARK EAST                            NUMBER OF REPORTING        MONTH/YEAR             OFFICER (GIVE    OTHER (SPECIFY
---------------------------------------------     PERSON (VOLUNTARY)      JULY 2002             ----        TITLE ---       BELOW)
                 (STREET)                                                 ------------------                BELOW)
LOS ANGELES          CALIFORNIA      90067                                5. IF AMENDMENT,
---------------------------------------------                                DATE OF ORIGINAL       --------------------------------
  (CITY)           (STATE)           (ZIP)                                   (MONTH/YEAR)
                                                                                             7. INDIVIDUAL OR JOINT/GROUP FILING
                                                                          ------------------    (CHECK APPLICABLE LINE)
                                                                                                 X    FORM FILED BY ONE
                                                                                                ----  REPORTING PERSON
                                                                                                      FORM FILED BY MORE THAN
                                                                                                ----  ONE REPORTING PERSON
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. TITLE OF SECURITY           2. TRANS-   3. TRANSAC-  4. SECURITIES ACQUIRED (A)  5.  AMOUNT OF SE-    6. OWNER-      7. NATURE
  (INSTR. 3)                       ACTION      TION         OR DISPOSED OF (D)           CURITIES BENEFI-    SHIP           OF IN-
                                   DATE        CODE         (INSTR. 3, 4 AND 5)          CIALLY OWNED AT     FORM:          DIRECT
                                               (INSTR. 8)                                END OF MONTH        DIRECT         BENEFI-
                                  (MONTH/                                                (INSTR. 3 AND 4)    (D) OR         CIAL
                                   DAY/                  ------------------------                            INDIRECT       OWNER-
                                   YEAR)                 AMOUNT   (A) OR    PRICE                            (I)            SHIP
                                                                  (D)                                        (INSTR. 4)     (INSTR.
                                                                                                                            4)

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CLASS A COMMON STOCK              7/31/02       U        6,271,001  D      $19.50           0                   D
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CLASS B COMMON STOCK              7/31/02       U        6,792,001  D      $19.50           0                   D
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*IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 4(b)(v).

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.
                            (PRINT OR TYPE RESPONSE)


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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. TITLE OF DERIVATIVE    2. CONVER-   3. TRANS-  4. TRANS-   5. NUMBER OF     6. DATE EXER-   7. TITLE AND AMOUNT   8. PRICE
   SECURITY                  SION OR      ACTION     ACTION      DERIVATIVE       CISABLE AND     OF UNDERLYING         OF
   (INSTR. 3)                EXERCISE     DATE       CODE        SECURITIES AC-   EXPIRATION      SECURITIES            DERIV-
                             PRICE OF     (MONTH/    (INSTR. 8)  QUIRED (A) OR    DATE            (INSTR. 3 AND 4)      ATIVE
                             DERIV-       DAY/                   DISPOSED OF (D)  (MONTH/DAY/                           SECUR-
                             ATIVE        YEAR)                  OF (INSTR. 3, 4, YEAR)                                 ITY
                             SECURITY                            AND 5)                                                 (INSTR. 5)
                                                                               -----------------------------------
                                                                               DATE    EXPIRA-            AMOUNT OR
                                                    -------------------------- EXER-   TION       TITLE   NUMBER OF
                                                    CODE  V     (A)     (D)    CISABLE DATE               SHARES
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
                             9. NUMBER OF           10. OWNERSHIP               11. NATURE OF
                                DERIVATIVE              FORM OF                     INDIRECT
                                SECURITIES              DERIVATIVE                  BENEFICIAL
                                BENEFICIALLY            SECURITY:                   OWNERSHIP
                                OWNED AT END            DIRECT (D)                  (INSTR. 4)
                                OF MONTH                OR INDIRECT (I)
                                (INSTR. 4)              (INSTR. 4)
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EXPLANATION OF RESPONSES:

**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.   /S/ CHRISTOPHER PAIR          8/9/2002
  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).                                                 ----------------------------  --------
                                                                                            CHRISTOPHER PAIR, CO-TRUSTEE  DATE


                                                                                            /S/ CONRAD KLEIN              8/9/2002
                                                                                            ----------------------------  --------
                                                                                            CONRAD KLEIN, CO-TRUSTEE      DATE

                                                                                            /S/ JOHN REYNOLDS             8/9/2002
                                                                                            ----------------------------  --------
                                                                                            JOHN REYNOLDS, CO-TRUSTEE     DATE


Note. File three copies of this Form one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

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